Exhibit 10.85

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

SALE AND PURCHASE AGREEMENT

by and between

AMGEN INC.

and

TAKEDA PHARMACEUTICAL COMPANY LIMITED

Dated as of February 1, 2008

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1	Certain Definitions	1
Section 1.2	Other Terms	8

ARTICLE II

SALE AND PURCHASE OF THE COMPANY

Section 2.1	Sale and Purchase	8
Section 2.2	Excluded Assets	8
Section 2.3	Purchase Price	8
Section 2.4	Closing	8
Section 2.5	Deliveries by Buyer	8
Section 2.6	Deliveries by Seller	9
Section 2.7	NAV Adjustment	9

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

–i–

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.1	Organization	16
Section 4.2	Corporate Authorization	16
Section 4.3	Consents and Approvals	16
Section 4.4	Non-Contravention	17
Section 4.5	Binding Effect	17
Section 4.6	Finders’ Fees	17
Section 4.7	Litigation and Claims	17
Section 4.8	Financial Capability	17
Section 4.9	No Other Representations or Warranties	17

ARTICLE V

COVENANTS

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1	Conditions to the Obligations of Buyer and Seller	28
Section 6.2	Conditions to the Obligations of Buyer	28
Section 6.3	Conditions to the Obligations of Seller	28

ARTICLE VII

SURVIVAL; INDEMNIFICATION; REMEDIES

Section 7.1	Survival	29
Section 7.2	Indemnification by Seller	29
Section 7.3	Indemnification by Buyer	30

–ii–

ARTICLE VIII

TERMINATION

Section 8.1	Termination	33
Section 8.2	Effect of Termination	33

ARTICLE IX

MISCELLANEOUS

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit 1.1	—	[*]
Exhibit 5.10	—	Form of Press Release

–iii–

SELLER DISCLOSURE SCHEDULE

Schedule 1.1(a)	—	[*]
Schedule 1.1(b)	—	[*]
Schedule 3.3(a)	—	[*]
Schedule 3.3(b)	—	[*]
Schedule 3.7	—	[*]
Schedule 3.8	—	[*]
Schedule 3.9	—	[*]
Schedule 3.10(a)	—	[*]
Schedule 3.10(b)	—	[*]
Schedule 3.10(c)	—	[*]
Schedule 3.11	—	[*]
Schedule 3.12	—	[*]
Schedule 3.13(a)	—	[*]
Schedule 3.13(c)	—	[*]
Schedule 3.14	—	[*]
Schedule 3.15	—	[*]
Schedule 3.16	—	[*]
Schedule 3.17	—	[*]
Schedule 5.2	—	[*]
Schedule 5.8(d)	—	[*]

–iv–

This Sale and Purchase Agreement (including its Exhibits and Schedules, this “Agreement”) is entered into as of February 1, 2008 by and between Amgen Inc., a Delaware corporation (“Seller”), and Takeda Pharmaceutical Company Limited, a Japanese corporation (“Buyer”). Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

R E C I T A L S:

WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of Amgen Kabushiki Kaisha, a Japanese corporation (the “Company”);

WHEREAS, Seller, through the Company, is engaged in Japan in the business of developing and conducting clinical trials and other studies with respect to certain of Seller’s products in support of their approval for commercial sale in Japan (the “Business”);

WHEREAS, Seller desires to sell and transfer to Buyer and Buyer desires to purchase and assume from Seller the Transferred Shares, as more particularly set forth herein;

WHEREAS, in connection with the foregoing, Seller and Buyer are entering into the License Agreements and the Supply Agreement concurrently with this Agreement; and

WHEREAS, the respective boards of directors (or similar bodies) of each of Seller and Buyer have approved the execution and delivery of, and performance under, this Agreement and each of the Ancillary Agreements by such Party, in each case upon the terms and subject to the conditions set forth in this Agreement or the relevant Ancillary Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to Seller or Buyer, any Person which directly or indirectly controls, is controlled by or is under common control with Seller or Buyer, as the case may be, for so long as such control exists. For the purposes of this definition, “control” means (a) in the case of any corporate entity, direct or indirect ownership of more than 50% of the stock having the right to vote for the election of directors thereof, or (b) in the case of any non-corporate entity, direct or indirect ownership of more than 50% of the equity or income interest therein.

“Aggregate Loss Limit” means [*]% of the Purchase Price.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means collectively the License Agreements and the Supply Agreement.

“Base Net Asset Value” means [*], which represents (a) the total assets shown on the Pro Forma Balance Sheet, minus (b) the total liabilities shown on the Pro Forma Balance Sheet.

“Benefit Plan” has the meaning set forth in Section 3.10(a).

“Books and Records” means all books, ledgers, files, reports, plans, records, manuals, laboratory notebooks, presentations, computer files, emails and other materials (in physical or electronic form or any other form or medium) of, or maintained by, the Company, but excluding any such items to the extent (a) any applicable Law prohibits their transfer, (b) any transfer thereof otherwise would subject Seller or the Company to any material liability, or (c) they are required for, related to, or used in connection with, any of the Excluded Assets or Excluded Liabilities.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Tokyo, Japan or New York, New York are authorized or obligated by applicable Law or executive order to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Chosen Courts” has the meaning set forth in Section 9.9.

“Claim Notice” has the meaning set forth in Section 7.4(a).

“Closing” means the closing of the sale and purchase of the Transferred Shares that is the subject of this Agreement.

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Date Balance Sheet” means the unaudited balance sheet of the Company, which shall set forth the Closing Date Total Assets and Closing Date Total Liabilities of the Company as of the Closing, prepared, or caused to be prepared, by Buyer in accordance with Section 2.7 hereof and, in the event of a Seller’s Objection, as adjusted by either the agreement of Buyer and Seller, or by the CPA Firm, acting pursuant to Section 2.7.

“Closing Date Exchange Rate” means the average of the rates of exchange for the conversion of Japanese Yen into U.S. Dollars (or vice versa), quoted under Foreign Exchange in the Wall Street Journal Eastern Edition, for [*] ending on and including [*] immediately prior to [*].

“Closing Date Net Asset Value” means an amount in Japanese Yen, which represents (a) the Closing Date Total Assets shown on the Closing Date Balance Sheet, minus (b) the Closing Date Total Liabilities shown on the Closing Date Balance Sheet.

“Closing Date Total Assets” means the total assets of the Company on the Closing Date, as determined by applying consistent principles, practices, methodologies and policies as those set forth in the Pro Forma Balance Sheet.

“Closing Date Total Liabilities” means the total liabilities of the Company on the Closing Date, as determined by applying consistent principles, practices, methodologies and policies as those set forth in the Pro Forma Balance Sheet.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.6(b).

“Company” has the meaning set forth in the Recitals.

“Competition Laws” means the Japanese Act concerning Prohibition of Private Monopoly and Maintenance of Fair Trade, the U.S. Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Confidentiality Agreement” means the confidentiality agreement between Seller and Buyer, effective as of [*], as amended.

“Contracts” means all material agreements, contracts, leases and subleases, purchase orders, arrangements, commitments and licenses (other than this Agreement, the Ancillary Agreements and the Intercompany Contracts) to which the Company is a party, whether written or oral, except to the extent included in Excluded Assets.

“CPA Firm” means [*] or an alternative accounting firm as to which Seller and Buyer shall mutually agree.

“Critical Employees” has the meaning set forth in Section 5.8(d)(i).

“Designated Facilities” has the meaning set forth in Section 5.8(d)(ii).

“Direct Claim” has the meaning set forth in Section 7.5.

“Documents of Title” means collectively (a) the share certificates (kabu-ken) representing the Transferred Shares, (b) a copy of the board resolution of the Company approving the transfer of the Transferred Shares to Buyer as contemplated hereby, and (c) the written resignations of the directors of the Company effective as of [*].

“Employees” means all current employees of the Company as of [*] or as of [*], as the case may be.

“Encumbrance” means any lien, pledge, charge, claim, encumbrance, security interest, option, mortgage, easement or similar restriction, including, in the case of the Transferred Shares, any right of first refusal or restriction on voting.

“Excluded Assets” means collectively the Intellectual Property and other assets listed on Schedule 1.1(a) of the Seller Disclosure Schedule.

“Excluded Liabilities” means all the liabilities of Seller or any of its Affiliates relating to, arising out of or resulting from the Excluded Assets, whether incurred before, on or after [*]

“Facility Resources” has the meaning set forth in Section 5.8(d)(ii).

“Final Determination” means when (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (c) an arbitration or like panel shall have rendered a final and non-appealable determination with respect to disputes the parties have agreed to submit thereto.

“Governmental Authorizations” means all licenses, permits, certificates and other authorizations and approvals primarily required for, related to, or used in connection with, the Business and issued by or obtained from a Government Entity.

“Government Entity” means any Japanese, U.S. or other federal, national, state or local governmental, quasi-governmental, administrative, judicial, regulatory or self-regulatory authority, body, agency, court, tribunal, commission or similar entity with competent jurisdiction.

“Hazardous Substance” means any substance that is listed, defined, designated or classified as hazardous or toxic under, or otherwise regulated pursuant to, applicable Laws.

“Historical Financial Statements” has the meaning set forth in Section 3.7.

“Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Independent Accounting Firm” has the meaning set forth in Section 5.5(a)(ii).

“Individual Loss Limit” means [*].

“Intellectual Property” means (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks”), (b) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, “Patents”), (c) trade secrets, confidential information and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”), (d) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), including mask rights and computer software, copyrights therein and thereto, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”), and (e) any other intellectual property or proprietary rights.

“Intercompany Contract” has the meaning set forth in Section 5.7.

“Japanese GAAP” means generally accepted accounting principles as applied in Japan.

“JFTC” has the meaning set forth in Section 5.4.

“Knowledge” or any similar phrase means the collective actual knowledge of [*] and [*], in the case of Seller, or of [*] and [*], in the case of Buyer.

“Laboratory Access” has the meaning set forth in Section 5.8(d)(ii).

“Law” means any common law principle, law, statute, ordinance, rule, regulation, code, order, writ, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Government Entity.

“Leased Real Property” means all real property that is the subject of those leases and subleases governing real property leased by the Company, owned by persons other than the Company, and listed on Schedule 1.1(b) of the Seller Disclosure Schedule.

“LIBOR” means the [*] London Interbank Offered Rate with respect to deposits in U.S. Dollars which appears on the Reuters Screen LIBOR01 Page as of [*]., London time, on the day that is [*] days in London preceding [*].

“License Agreements” means the License Agreements entered into by and between Seller and Buyer concurrently with this Agreement, including one with respect to multiple products, including Vectibix™ (panitumumab), and another with respect to AMG706.

“Losses” has the meaning set forth in Section 7.2(a).

“Material Adverse Effect” means an effect on the assets or properties of the Company that is materially adverse, on a long-term basis, to the Transferred Business, taken as a whole; provided, however, that none of the following (or the results thereof) shall be a Material Adverse Effect: (a) any change in Law or accounting standards or interpretations thereof applicable to the Transferred Business, (b) any change in economic, political or business conditions or industry-wide or financial market conditions generally, (c) any loss of employees of, or other adverse effect on, the Transferred Business as a result of the execution, delivery and performance of this Agreement or the Ancillary Agreements or the announcement of the transactions contemplated hereby or thereby, or (d) any effect on the Excluded Assets or Excluded Liabilities.

“Material Contracts” has the meaning set forth in Section 3.13(a).

“NAV Threshold Amount” means the Japanese Yen equivalent of [*], calculated using the Closing Date Exchange Rate.

“Notice Period” has the meaning set forth in Section 7.4(a).

“Ordinary Course” means the conduct of the Business in accordance with the Company’s normal day-to-day customs, practices and procedures.

“Party” and “Parties” have the meanings set forth in the Preamble.

“Permitted Encumbrances” means (a) Encumbrances reflected or reserved against or otherwise disclosed in the Historical Financial Statements, (b) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’ or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course, (c) liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (d) with respect to real property, (i) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title registration or other similar registration, report or listing, (ii) any conditions that may be shown by a current survey or physical inspection, and (iii) zoning, building, subdivision or other similar requirements or restrictions, (e) Encumbrances incurred in the Ordinary Course since the date of the Historical Financial Statements, (f) Encumbrances created by or resulting from the actions of or ownership by Buyer, and (g) Encumbrances that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

“Person” means an individual, a corporation, a kabushiki kaisha, a partnership, an association, a limited liability company, a Government Entity, a trust or any other entity or organization.

“Post-Closing Notification” has the meaning set forth in Section 5.4.

“Pro Forma Balance Sheet” means the pro forma balance sheet of the Company as of [*], in the form mutually agreed upon by Buyer and Seller, a copy of which Pro-Forma Balance Sheet is attached to this Agreement as Exhibit 1.1.

“Purchase Price” has the meaning set forth in Section 2.3.

“Purchase Price Adjustment Amount” has the meaning set forth in Section 2.7(e).

“Representatives” means, with respect to any Person, such Person’s Affiliates and such Person’s and its Affiliates’ respective directors, officers, employees, consultants, advisors and legal counsels.

“[*] Employees” has the meaning set forth in Section 5.8(d)(i).

“[*] Period” has the meaning set forth in Section 5.8(d)(i).

“Section 338 Forms” has the meaning set forth in Section 5.5(a)(i).

“Section 338(g) Election” has the meaning set forth in Section 5.5(a)(i).

“Seller” has the meaning set forth in the Preamble.

“Seller Confidential Information” has the meaning set forth in Section 5.9(a).

“Seller Disclosure Schedule” has the meaning set forth in Article III.

“Seller Indemnified Parties” has the meaning set forth in Section 7.3.

“Seller Required Approvals” means all consents, approvals, waivers, authorizations, notices, submissions and filings that are required to be listed and are listed on Schedules 3.3(a) and 3.3(b) of the Seller Disclosure Schedule.

“Seller’s Objection” has the meaning set forth in Section 2.7(b).

“Seller’s Plans” means the Amgen Inc. Amended and Restated 1991 Equity Incentive Plan, the Amgen Inc. Amended and Restated 1993 Equity Incentive Plan, the Amgen Inc. Amended and Restated 1997 Special Non-Offer Equity Incentive Plan, the Amgen Inc. Amended and Restated 1999 Equity Incentive Plan, the Amgen Inc. Global Management Incentive Plan and the Amgen Inc. Japan Performance Incentive Plan, and related forms of stock option grant agreements and restricted stock unit agreements under each plan, as applicable, and any other equity or other incentive plan of Seller applicable to any current or former employee of the Company.

“Service Providers” has the meaning set forth in Section 5.8(d)(i).

“Supply Agreement” means the Supply Agreement entered into by and between Seller and Buyer concurrently with this Agreement.

“Support Services” has the meaning set forth in Section 5.8(d)(ii).

“Tax Proceedings” has the meaning set forth in Section 5.5(d)(i).

“Tax Returns” means all reports and returns required to be filed with respect to Taxes.

“Taxes” means all Japanese, U.S. or other federal, national, state or local and all foreign taxes, including income, real and personal property, stamp, transfer, value-added, sales, use, excise, franchise, workers’ compensation, unemployment insurance, social security, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third-Party Claim” has the meaning set forth in Section 7.4(a).

“Transferred Business” means the Business (excluding the Excluded Assets and the Excluded Liabilities), taken collectively with all rights to be transferred by Seller to Buyer under the License Agreements.

“Transfer Taxes” has the meaning set forth in Section 5.5(f).

“Transferred Shares” has the meaning set forth in Section 3.6(b).

Section 1.2 Other Terms. Where any term is defined in a particular clause of this Agreement, that term shall have the meaning ascribed to it in that clause throughout this Agreement.

ARTICLE II

SALE AND PURCHASE OF THE COMPANY

Section 2.1 Sale and Purchase. On the terms and subject to the conditions set forth herein, at [*], Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and assume from Seller, the Transferred Shares.

Section 2.2 Excluded Assets. Prior to [*], Seller shall cause the Company to assign, transfer, convey and deliver (including by way of corporate split) to Seller or its designee all right, title and interest in and to all of the Excluded Assets; it being understood that all the rights of the Company in and to the Intellectual Property of Seller shall terminate as of [*], except to the extent expressly provided in the License Agreements. Seller or its designee shall assume and be responsible for all Excluded Liabilities.

Section 2.3 Purchase Price. On the terms and subject to the conditions set forth herein, in consideration of the sale of the Transferred Shares, at [*], Buyer shall pay to Seller an amount in cash equal to the U.S. Dollar equivalent to the Base Net Asset Value, calculated using the Closing Date Exchange Rate (the “Purchase Price”), subject to adjustment in accordance with Section 2.7.

Section 2.4 Closing. The Closing shall take place at the offices of [*] at [*] on the later to occur of (a) [*]following[*] (b) March 31, 2008, or otherwise at such other time and place as the Parties may mutually agree. The date on which the Closing occurs is called the “Closing Date”.

Section 2.5 Deliveries by Buyer. At [*] Buyer shall deliver to Seller the following:

(a) the Purchase Price, in immediately available funds by wire transfer to an account or accounts, which have been designated by Seller by notice at least [*] prior to [*];

(b) the certificate to be delivered pursuant to Section 6.3(d); and

(c) such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

Section 2.6 Deliveries by Seller. At [*], Seller shall deliver, or cause to be delivered, to Buyer the following:

(a) the Documents of Title;

(b) the certificate to be delivered pursuant to Section 6.2(d); and

(c) such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

Section 2.7 NAV Adjustment. (a) As soon as practicable but in no event more than [*] days following [*], Buyer shall prepare, or cause to be prepared, and deliver to Seller the Closing Date Balance Sheet, which shall set forth the Closing Date Total Assets and the Closing Date Total Liabilities of the Company as of the Closing, and which shall be prepared in the same manner, with consistent classification and estimation methodology, as the Pro Forma Balance Sheet was prepared. Upon completion of the Closing Date Balance Sheet, (i) Buyer shall (A) derive the Closing Date Net Asset Value from the Closing Date Balance Sheet, and (B) calculate in accordance with Section 2.7(e) the Purchase Price Adjustment Amount (if any) to be paid by Buyer to Seller or by Seller to Buyer, as the case may be, and (ii) deliver to Seller the Closing Date Balance Sheet and calculations in reasonable explanatory detail with respect to items (A) and (B) referred to in clause (i).

(b) Seller and Seller’s accountants shall complete their review of the Closing Date Balance Sheet, and Buyer’s calculation of the Closing Date Net Asset Value and the Purchase Price Adjustment Amount (if any), within [*] days after Seller’s receipt thereof. In the event that Seller determines that the Closing Date Balance Sheet or any related calculation has not been prepared on the basis set forth in Section 2.7(a), Seller shall, on or before the last day of such [*]-day period, so inform Buyer in writing (“Seller’s Objection”), setting forth a specific description of the basis of Seller’s determination and the adjustments to the Closing Date Balance Sheet and the corresponding adjustments to the Closing Date Net Asset Value that Seller believes should be made; provided, however, that no item of dispute shall be the subject of Seller’s Objection unless the aggregate amount of Seller’s adjustments would cause the Closing Date Net Asset Value (if accepted in accordance with the succeeding clause) to differ from the Closing Date Net Asset Value reflected on the Closing Date Balance Sheet delivered by Buyer by more than the NAV Threshold Amount. If no Seller’s Objection is received by Buyer on or before the last day of such [*]-day period, then the Closing Date Net Asset Value set forth on the Closing Date Balance Sheet delivered by Buyer shall be final. Buyer shall have [*] days from its receipt of Seller’s Objection to review and respond to Seller’s Objection.

(c) If Seller and Buyer are unable to resolve all of their disagreements with respect to the proposed adjustments set forth in Seller’s Objection within [*] days following the completion of Buyer’s review of Seller’s Objection, they shall refer any remaining disagreements to the CPA Firm which, acting as experts and not as arbitrators, shall determine, on the basis set forth in and in accordance with Section 2.7(a), and only with respect to the remaining differences so submitted, whether and to what extent, if any, the

Closing Date Balance Sheet and the Closing Date Net Asset Value require adjustment. Buyer and Seller shall instruct the CPA Firm to deliver its written determination to Buyer and Seller no later than [*] days after the remaining differences underlying Seller’s Objection are referred to the CPA Firm. The CPA Firm’s determination shall be conclusive and binding upon Buyer and Seller and their respective Affiliates. Buyer and Seller shall make readily available, or procure to be made readily available, to the CPA Firm all relevant books and records and any work papers (including the work papers of the parties’ respective accountants, to the extent permitted by such accountants, but excluding any books, records or other materials that constitute Excluded Assets) relating to the Closing Date Balance Sheet and Seller’s Objection and all other items reasonably requested by the CPA Firm in connection therewith. The fees and disbursements of the CPA Firm shall be borne equally by Seller and Buyer.

(d) Buyer shall timely provide to Seller and its accountants full access to the books and records of the Company and to any other information, including work papers of its accountants (to the extent permitted by such accountants), and to any employees during regular business hours and on reasonable advance notice, to the extent necessary for Seller to review the Closing Date Balance Sheet and to prepare, or cause to be prepared, Seller’s Objection and materials for presentation to the CPA Firm in connection with Section 2.7(c). Buyer and its accountants shall have full access to all information used by Seller in preparing Seller’s Objection, including work papers of its accountants (to the extent permitted by such accountants), but excluding any books, records or other materials that constitute Excluded Assets.

(e) The Purchase Price shall be adjusted (the “Purchase Price Adjustment Amount”) by (i) the Base Net Asset Value, minus (ii) the Closing Date Net Asset Value, expressed as a positive, if positive, or as a negative, if negative; provided, however, that, if the amount that would otherwise constitute a Purchase Price Adjustment Amount is equal to or less than the NAV Threshold Amount, no adjustment to the Purchase Price shall be made and no Purchase Price Adjustment Amount shall be payable; provided, further, that Buyer or Seller, as the case may be, shall pay the full amount (including the NAV Threshold Amount) of any Purchase Price Adjustment Amount that is more than the NAV Threshold Amount. If the Purchase Price Adjustment Amount is more than the NAV Threshold Amount and a negative number, then the Purchase Price shall be increased by the Purchase Price Adjustment Amount and Buyer shall promptly (and in any event within [*]) after the final determination thereof pay to Seller the U.S. Dollar equivalent of the Purchase Price Adjustment Amount, calculated using the Closing Date Exchange Rate, plus interest on such U.S. Dollar amount from [*] to, but not including, [*] at LIBOR calculated on a 365-day basis, by wire transfer of immediately available funds to an account designated by Seller. If the Purchase Price Adjustment Amount is more than the NAV Threshold Amount and a positive number, then the Purchase Price shall be decreased by the Purchase Price Adjustment Amount and Seller shall promptly (and in any event within [*]) after the final determination thereof pay to Buyer the U.S. Dollar equivalent of the Purchase Price Adjustment Amount, calculated using the Closing Date Exchange Rate, plus interest on such U.S. Dollar amount from [*] to, but not including, [*] at LIBOR calculated on a 365-day basis, by wire transfer of immediately available funds to an account designated by Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedule delivered by Seller to Buyer on [*] (the “Seller Disclosure Schedule”), as of [*], Seller represents and warrants to Buyer as follows:

Section 3.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is currently being conducted.

Section 3.2 Corporate Authorization. Seller has full corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder. The execution, delivery and performance by Seller of this Agreement has been duly and validly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Seller of this Agreement.

Section 3.3 Consents and Approvals. Except as set forth on Schedule 3.3(a) of the Seller Disclosure Schedule, no consent, approval, waiver, authorization, notice, submission or filing is required to be obtained by Seller from, or to be given by Seller to, or made by Seller with, any Government Entity, in connection with the execution, delivery and performance by Seller of this Agreement, except where the failure to do so would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect or materially impair or delay Seller’s ability to perform its obligations hereunder. Except as set forth on Schedule 3.3(b) of the Seller Disclosure Schedule, no consent, approval, waiver, authorization, notice, submission or filing is required to be obtained by Seller from, or to be given by Seller to, or made by Seller with, any Person which is not a Government Entity in connection with the execution, delivery and performance by Seller of this Agreement, except where the failure to do so would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect or materially impair or delay Seller’s ability to perform its obligations hereunder.

Section 3.4 Non-Contravention. The execution, delivery and performance by Seller of this Agreement do not and will not (a) violate any provision of the certificate of incorporation, bylaws or articles of incorporation (or similar organizational documents) of Seller or the Company, (b) assuming the receipt of all Seller Required Approvals set forth on Schedule 3.3(b) of the Seller Disclosure Schedule, to the Knowledge of Seller, result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of, any material right or obligation of the Company under, or result in a loss of any material benefit to which the Company is entitled under, any Contract, or result in the creation of any Encumbrance upon the Transferred Shares, or (c) assuming the receipt of all Seller Required Approvals set forth on Schedule 3.3(a) of the Seller Disclosure Schedule or required to be made or obtained by Buyer, to the Knowledge of Seller, violate or result in a breach of, or constitute a default under, any Law to which the Company is subject or any Governmental Authorization, other than, in the cases of clauses (b) and (c), violations, breaches, defaults, terminations, cancellations, accelerations or Encumbrances that would not, individually or in the aggregate, be reasonably likely to have a

Material Adverse Effect or materially impair or delay Seller’s ability to perform its obligations hereunder.

Section 3.5 Binding Effect. This Agreement, when duly executed and delivered by Buyer, constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.6 Company. (a) The Company is a corporation duly organized and validly existing under the Laws of Japan, the Company is not insolvent or subject to any insolvency or similar proceedings, and no order has been made or petition presented or resolution passed for the winding up of the Company. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is currently being conducted. Seller has made available to Buyer complete and correct copies of the articles of incorporation of the Company as currently in effect.

(b) As of [*], the authorized capital stock of the Company consists of 10,000 shares of common stock (the “Common Stock”), of which 9,500 shares of Common Stock are issued and outstanding (the “Transferred Shares”). The Transferred Shares have been duly authorized and validly issued in compliance with applicable Japanese Laws, and are fully paid and non-assessable. There are no outstanding (i) securities of the Company convertible into or exchangeable for any shares of capital stock of the Company, (ii) options, warrants or other rights to purchase or subscribe for shares of capital stock of the Company from the Company or that otherwise require the issuance of shares of capital stock by the Company, or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance or repurchase of any shares of capital stock of the Company, any such convertible or exchangeable securities or any such options, warrants or rights which, in any of the foregoing cases, is binding upon the Company.

(c) Seller is the registered and beneficial owner of the Transferred Shares. Seller has good and valid title to the Transferred Shares, free and clear of all Encumbrances, and, upon consummation of the transactions contemplated hereby, at [*], subject only to the registration of the Transferred Shares in the shareholder register (kabunushi meibo) of the Company, Seller will convey to Buyer good and valid title to the Transferred Shares, free and clear of all Encumbrances.

(d) The Company does not own, directly or indirectly, any shares of capital stock or other equity interests in any Person, and it is not a member of or participant in any joint venture partnership or similar Person.

Section 3.7 Historical Financial Statements. Set forth on Schedule 3.7 of the Seller Disclosure Schedule is a copy of the unaudited balance sheet and income statement of the Company, including the Excluded Assets and the Excluded Liabilities, for each of the fiscal years ended [*] and [*] and for the [*] months ended [*] (the “Historical Financial Statements”). The Historical Financial Statements fairly present, in all material respects, the financial condition and results of operations of the Company as of the dates thereof or for the periods presented therein in substantial conformity with Japanese GAAP, applied on a consistent basis, except as otherwise noted therein and subject, in the case of the interim Historical Financial Statements, to normal year-end adjustments and certain presentation items therein.

Section 3.8 Litigation and Claims. Except as set forth on Schedule 3.8 of the Seller Disclosure Schedule:

(a) there is no civil, criminal or administrative action, suit, demand, claim, hearing or proceeding pending or, to the Knowledge of Seller, threatened against the Company, other than those that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect or materially impair or delay Seller’s ability to effect the Closing; and

(b) the Company is not subject to any order, writ, judgment, injunction, decree or award of any Government Entity or any arbitrator or arbitrators, other than those that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect or materially impair or delay Seller’s ability to effect the Closing.

Section 3.9 Taxes. Except as set forth on Schedule 3.9 of the Seller Disclosure Schedule or as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect:

(a) the Company has filed all material Tax Returns required to be filed by it on or before [*] (taking into account all applicable extensions), and the Company has paid all Taxes shown therein as due and owing;

(b) the Tax Returns referred to in Section 3.9(a) above are correct and complete in all material respects;

(c) all deficiencies asserted or assessments made as a result of the examination of such Tax Returns have been paid in full;

(d) no material issues have been raised in writing by the relevant taxing authority in connection with the examination of such Tax Returns or are currently pending; and

(e) no waivers of statute of limitations have been given or requested with respect to any Taxes of the Company.

Section 3.10 Benefit Plans. (a) Seller has listed on Schedule 3.10(a) of the Seller Disclosure Schedule each material written employment, compensation, benefit, severance or similar contract, agreement, arrangement, program, policy or plan providing for workers’ compensation, disability benefits, severance, supplemental unemployment benefits, vacation benefits, medical benefits or post-retirement insurance, pension or retirement, or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or benefits that are maintained or contributed for the benefit of any current or former employee of the Company (each, a “Benefit Plan”). Seller has made available to Buyer copies of each such Benefit Plan; provided, however, that Buyer acknowledges that copies of Seller’s Plans are filed with the U.S. Securities and Exchange Commission and available on its website at www.sec.gov.

(b) Each Benefit Plan is in substantial compliance with its terms and applicable Japanese or (with respect to Seller’s Plans only) U.S. Laws, other than failures to comply that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Except as mandated by applicable Japanese or (with respect to Seller’s Plans only) U.S. Laws or as set forth on Schedule 3.10(b) of the Seller Disclosure Schedule, there has been no amendment to, or material change in employee participation or coverage under, any Benefit Plan that would increase materially the expense of maintaining such Benefit Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to [*].

(c) Except as set forth on Schedule 3.10(c) of the Seller Disclosure Schedule, none of the execution, delivery or performance of this Agreement will by itself require a payment, or cause acceleration of vesting of a right to payment, under any Benefit Plan.

Section 3.11 Compliance with Laws. Except as set forth on Schedule 3.11 of the Seller Disclosure Schedule, (a) the Company is in compliance with all applicable Laws, other than failures to comply that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, and (b) the Company has all Governmental Authorizations necessary for the conduct of the Business as currently conducted, other than those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect; it being understood that nothing in this representation is intended to address any compliance issue that is specifically addressed by any other representation or warranty set forth herein.

Section 3.12 Labor. Except as set forth on Schedule 3.12 of the Seller Disclosure Schedule:

(a) the Company is not a party to or bound by any material labor agreement, union contract or collective bargaining agreement with respect to the Employees.

(b) the Company is in compliance in all material respects with all labor Laws applicable to the Business and the Employees, is not engaged in any unfair labor practices contrary to Laws applicable to the Employees and no unfair labor practice charge or complaint against the Company is pending or, to Seller’s Knowledge, threatened before any Government Entity.

(c) there is no pending or, to the Knowledge of Seller, threatened strike, walkout or other work stoppage or any union organizing effort by any of the Employees.

Section 3.13 Contracts. (a) Schedule 3.13(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of the following Contracts (“Material Contracts”):

(i) service agreements with clinical research organizations relating to the Licensed Products (as defined in the License Agreements);

(ii) leases and subleases governing the Leased Real Property;

(iii) joint venture and partnership agreements;

(iv) mortgages, indentures, loan or credit agreements, security agreements or other agreements and instruments relating to the borrowing of money or extension of credit, in each case in excess of [*];

(v) other written Contracts that are not cancelable by the Company on notice of [*] days or some lesser period and that require payment by the Company after [*] of more than [*] on an annual basis; and

(vi) any agreement containing a non-competition provision restricting the Company.

(b) Subject to existing confidentiality obligations, Seller has made available to Buyer copies of all written Material Contracts and accurate written descriptions of all material terms of all oral Material Contracts.

(c) To the Knowledge of Seller, all Material Contracts are in full force and effect and are enforceable against each party thereto in accordance with the terms thereof. Assuming the receipt of all Seller Required Approvals set forth on Schedule 3.3(b) of the Seller Disclosure Schedule, there does not exist under any Material Contract any violation, breach or event of default or event or condition that (whether after the filing of notice or the lapse of time or both) would constitute a violation, breach or event of default thereunder on the part of the Company or, to the Knowledge of Seller, any other party thereto, except as set forth on Schedule 3.13(c) of the Seller Disclosure Schedule and except for such violations, breaches, events or conditions that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect or materially impair the ability of Seller or Buyer to perform their respective obligations under this Agreement.

Section 3.14 Absence of Changes. Except as set forth on Schedule 3.14 of the Seller Disclosure Schedule and except as expressly provided in this Agreement (including the transfer of Excluded Assets pursuant to Section 2.2 and the termination of Intercompany Contracts pursuant to Section 5.7) or any Ancillary Agreement, since [*], Seller and the Company have conducted the Business only in the Ordinary Course, and the Company has not experienced any event or condition that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect, taking into account Seller’s announcements of its intention to sell, and the fact that it is selling, the Company.

Section 3.15 Real and Personal Property. The Company does not own any real property. Except as set forth on Schedule 3.15 of the Seller Disclosure Schedule, the Company has a valid and binding leasehold interest in the Leased Real Property, and has good title to the personal property it owns or leases, free and clear of all Encumbrances, other than Permitted Encumbrances.

Section 3.16 Absence of Liabilities. Except as reflected, reserved against or otherwise disclosed in the Historical Financial Statements and except as set forth on Schedule 3.16 of the

Seller Disclosure Schedule, the Company does not have any liabilities, other than liabilities of a nature not required to be reflected, reserved against or otherwise disclosed in the Historical Financial Statements and liabilities that were incurred since the date of the Historical Financial Statements and would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 3.17 Insurance. Schedule 3.17 of the Seller Disclosure Schedule lists all material insurance policies of the Company covering its properties, assets, employees and operations (including policies providing property, casualty, liability, and workers’ compensation coverage). All of such policies or renewals thereof are in full force and effect and, to the Knowledge of Seller, will continue in full force and effect until [*].

Section 3.18 Finders’ Fees. Except for [*], all of whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or the Company who might be entitled to any fee or commission from Seller or the Company in connection with the transactions contemplated hereby or by any Ancillary Agreement.

Section 3.19 No Other Representations or Warranties. Except for the representations and warranties contained in this Article, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

As of [*], Buyer represents and warrants to Seller as follows:

Section 4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Japan. Buyer has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is currently being conducted.

Section 4.2 Corporate Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder. The execution, delivery and performance by Buyer of this Agreement has been duly and validly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Buyer of this Agreement.

Section 4.3 Consents and Approvals. Except for the Post-Closing Notification, no consent, approval, waiver, authorization, notice, submission or filing is required to be obtained by Buyer from, or to be given by Buyer to, or made by Buyer with, any Government Entity or other Person in connection with the execution, delivery and performance by Buyer of this Agreement, other than those the failure of which to obtain, give or make would not, individually or in the aggregate, materially impair or delay the ability of Buyer to effect the Closing or to perform its obligations under this Agreement.

Section 4.4 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement do not and will not (a) violate any provision of the certificate of incorporation, bylaws or articles of incorporation (or similar organizational documents) of Buyer, (b) result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of, any material right or obligation of Buyer under, or result in a loss of any material benefit to which Buyer is entitled under, any contract, agreement or arrangement to which it is, or its assets are, subject, or result in the creation of any Encumbrance upon any of its assets, or (c) assuming the filing of the Post-Closing Notification and the receipt of the Seller Required Approvals set forth on Schedule 3.3(a) of the Seller Disclosure Schedule, to the Knowledge of Buyer, violate or result in a breach of, or constitute a default under, any Law to which Buyer is subject, other than, in the case of clauses (b) and (c), violations, breaches, defaults, terminations, cancellations, accelerations, losses or Encumbrances that would not, individually or in the aggregate, impair or delay the ability of Buyer to effect the Closing or to perform its obligations under this Agreement.

Section 4.5 Binding Effect. This Agreement, when duly executed and delivered by Seller, constitutes a valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).

Section 4.6 Finders’ Fees. Except for [*], all of whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any Affiliate of Buyer who might be entitled to any fee or commission from Buyer in connection with the transactions contemplated hereby or by any Ancillary Agreement.

Section 4.7 Litigation and Claims. There is no civil, criminal or administrative action, suit, demand, claim, hearing or proceeding pending or, to the Knowledge of Buyer, threatened against Buyer that, individually or in the aggregate, would impair or delay the ability of Buyer to effect the Closing. Buyer is not subject to any order, writ, judgment, injunction, decree or award of any Government Entity or any arbitrator or arbitrators that, individually or in the aggregate, would impair or delay the ability of Buyer to effect the Closing.

Section 4.8 Financial Capability. On [*], Buyer will have sufficient funds to effect the Closing and all other transactions contemplated hereby or by any Ancillary Agreement.

Section 4.9 No Other Representations or Warranties. Except for the representations and warranties contained in this Article, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.

ARTICLE V

COVENANTS

Section 5.1 Access and Information. (a) During the period from [*] until [*], subject to any applicable Laws relating to the exchange of information and existing confidentiality obligations, Seller shall, or shall cause the Company to, provide to Buyer and its Representatives information reasonably requested by Buyer relating to the assets of the Company (other than the Excluded Assets), the Books and Records and the Employees; provided, however, that in no event shall Buyer be entitled to any information that (i) based on advice of Seller’s counsel, would create any potential liability under applicable Laws, including Competition Laws, or would destroy any legal privilege, or (ii) in the reasonable judgment of Seller, would result in the disclosure of any Trade Secrets of Seller or any third party; it being understood that Buyer shall reimburse Seller promptly for expenses it incurs in complying with any such request by or on behalf of Buyer. All requests for information made pursuant to this clause (a) shall be directed to such Person or Persons as Seller shall designate. All information received pursuant to this clause (a) shall be governed by the terms of the Confidentiality Agreement.

(b) Buyer agrees to retain all Books and Records in existence on [*] for a reasonable period following [*] and to make personnel of Buyer available to Seller, in each case to the extent that such access is reasonably necessary for Seller to comply with the terms of this Agreement, any Ancillary Agreement or any applicable Law. In no event shall either Party have access to the consolidated Tax Returns of the other Party.

Section 5.2 Conduct of Business. During the period from [*] until [*], except as set forth on Schedule 5.2 of the Seller Disclosure Schedule or otherwise expressly contemplated by this Agreement (including the transfer of Excluded Assets pursuant to Section 2.2 and the termination of Intercompany Contracts pursuant to Section 5.7) or any Ancillary Agreement, or as Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), (a) Seller shall conduct, and shall cause the Company to conduct, the Business in the Ordinary Course, and (b) Seller shall not, and shall cause the Company not to, with respect to the Business:

(i) change or amend the articles of incorporation of the Company;

(ii) issue or sell or authorize for issuance and sale any shares of capital stock of the Company, or any securities convertible into or exchangeable for, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of capital stock of the Company;

(iii) declare, set aside or pay any dividend or other distribution in respect of the shares of Common Stock of the Company;

(iv) directly or indirectly redeem, purchase or otherwise acquire any shares of Common Stock of the Company;

(v) merge or consolidate the Company with or into any other Person or engage in any business combination of any kind;

(vi) change any material accounting principles, practices, methodologies or policies, other than as may be required by Japanese GAAP, U.S. generally accepted accounting principles or applicable Laws;

(vii) grant any material increase in the compensation payable by the Company to any of its directors or officers or to the Employees or in the amount of existing benefits under any Benefit Plan, in each case other than increases in the Ordinary Course (including any merit, special or promotional increase, bonus or equity incentive award) or as may be required by applicable Laws, and except for any one-time payment to the Employees that Seller, in its sole discretion, may make or fund;

(viii) other than any capital expenditure or commitment not to exceed [*], enter into any Material Contract or terminate or amend, in any material manner, any Material Contract;

(ix) take any action that would cause insurance coverage for the Business at currently existing levels to cease to be maintained in full force and effect;

(x) write off or write down, or make any sale, assignment or transfer of any material asset of the Company outside of the Ordinary Course, except for the transfer of Excluded Assets pursuant to Section 2.2;

(xi) waive or release any material right or claim of the Company;

(xii) incur any long-term indebtedness for borrowed money, other than in the Ordinary Course; and

(xiii) enter into any agreement obligating Seller or the Company to do any of the foregoing.

Section 5.3 Commercially Reasonable Efforts. Seller and Buyer shall cooperate and use their respective commercially reasonable efforts to fulfill as promptly as practicable the conditions precedent to the other Party’s obligations hereunder. To the extent that, as an accommodation to Buyer and with Buyer’s written consent, Seller incurs costs that Buyer otherwise would have to incur in order to secure any consent, approval, waiver or authorization, Buyer shall promptly reimburse Seller for any such costs that are invoiced by Seller to Buyer.

Section 5.4 JFTC Post-Closing Notification. Within [*] days following [*], Buyer shall file with the Japan Fair Trade Commission (“JFTC”) a post-Closing notification in connection with the implementation of this Agreement and the transactions contemplated hereby (the “Post-Closing Notification”) and shall provide Seller with evidence of such filing reasonably satisfactory to Seller. The costs (including all legal costs) of, and incidental to, such filing and any administrative fees and other fees (including any filing fee) payable to the JFTC shall be borne by Buyer. Subject to applicable Laws relating to the exchange of information and existing confidentiality obligations, (i) Buyer and Seller shall cooperate and consult in good faith in relation to the preparation and filing of the Post-Closing Notification and any other notification, submission or filing with the JFTC; provided, however, that, if the information requested contains information that is confidential or proprietary to the providing Party, such Party shall not be required to disclose such information to the other Party and may procure the submission thereof directly to the JFTC or to the legal advisors of the Parties appointed to handle the requisite submission with strict instructions that such information is provided solely for submission to the JFTC or such other Government Entity and may not be disclosed to any other party, and (ii) prior to the filing of the Post-Closing Notification or any other notification, submission or filing with the JFTC by Buyer, Seller shall have approved the final content thereof (which approval shall not be unreasonably withheld or delayed). Buyer shall timely inform Seller of any meetings that Buyer may have with the JFTC and Representatives of Seller shall be permitted to attend such meetings. If any Party receives any correspondence or communication from the JFTC, such Party shall, as soon as possible after the receipt thereof, furnish the other Party with a copy of such correspondence or inform the other Party of the content of the communication.

Section 5.5 Tax Matters. (a) Section 338(g) Election.

(i) Buyer, at the request of Seller, shall timely make an election under Section 338(g) of the Code (and any comparable provisions of state, local or non-U.S. Tax Law) with respect to its purchase of the Transferred Shares (the “Section 338(g) Election”). Seller and Buyer shall jointly prepare the Section 338 Forms and shall timely make any required filings and take any and all other actions necessary to effect the Section 338(g) Election. For purposes of this clause, “Section 338 Forms” means all Tax Returns, documents, statements and other forms that are required to be submitted to the U.S. Internal Revenue Service or any state, local or non-U.S. Government Entity in connection with the Section 338(g) Election, including the IRS Forms 8023 and 8883 (including, in each case, any schedules or attachments required to be attached thereto) and any other forms required to be filed by Treasury Regulations promulgated under Section 338 of the Code or instructions to the Tax Returns.

(ii) In connection with the Section 338(g) Election, Seller shall prepare a draft IRS Form 8883 (or successor form) and provide such draft IRS Form 8883 to Buyer no later than [*] days prior to the due date of such IRS Form 8883. If, within [*] days after the receipt of the draft IRS Form 8883, Buyer notifies Seller in writing that Buyer disagrees with the draft IRS Form 8883, then the Parties shall attempt in good faith to resolve their disagreement within the [*] days following Buyer’s notification to Seller of such disagreement. If Buyer does not so notify Seller within [*] days after the receipt of the draft IRS Form 8883, or upon resolution of the disputed items by the Parties, the draft IRS Form 8883 shall become the “Final IRS Form 8883”. If the Parties are unable to resolve their disagreement within the [*] days following any such notification by Buyer, then the Parties shall submit all such disputed items for resolution to a nationally recognized accounting firm mutually acceptable to the Parties (the “Independent Accounting Firm”), whose decision shall be final and binding upon all Persons involved and whose fees and expenses shall be borne equally by the Parties. The IRS Form 8883 delivered by the Independent Accounting Firm shall be the “Final IRS Form 8883”. The Parties shall act in good faith to cause the Independent Accounting Firm to deliver the Final IRS Form 8883 within [*] days after such submission. Each Party shall be bound by the allocations described in this clause for all purposes, including determining any Tax, shall (and shall cause its common parent, if any, to) prepare and file all Tax Returns in a manner consistent with the Section 338(g) Election and such allocations, and shall not take (or permit any Affiliate to take) any position inconsistent with the Section 338(g) Election or such allocations in any Tax Return, any proceeding before a Government Entity or otherwise. The Purchase Price allocation pursuant to the Final IRS Form 8883 shall be appropriately adjusted if and when any Purchase Price adjustments are made pursuant to this Agreement. In the event the allocation is disputed by any Government Entity, the Party receiving the notice of such dispute shall promptly notify and consult with the other Party concerning the resolution of such dispute, and shall keep the other Party apprised of the status of such dispute and the resolution thereof.

(b) Liability for Taxes.

(i) Seller shall be liable for all Taxes imposed on the Company for any taxable periods, or portions thereof, ending on or before [*].

(ii) Buyer shall be liable for all Taxes imposed on the Company for any taxable year, or portion thereof, beginning after [*].

(iii) To the extent necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after [*], the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, [*] shall be determined by assuming that the taxable year or period ended as of the close of business on [*], except that those annual property taxes and similar Taxes and exemptions, allowances or deductions that are calculated on an annual basis shall be prorated on a time basis.

(c) Tax Returns. Seller shall file, or cause to be filed, when due all Tax Returns that are required to be filed by or with respect to the Company for taxable years or periods ending on or before [*] and shall pay any Taxes due in respect of such Tax Returns, and Buyer shall file, or cause to be filed, when due all Tax Returns that are required to be filed by or with respect to the Company for taxable years or periods ending after [*]. Seller shall pay Buyer the Taxes for which Seller is liable pursuant to Section 5.5(b) (but which are payable with Tax Returns to be filed by Buyer pursuant to the previous sentence) within [*] days prior to the due date for the filing of such Tax Returns, and Buyer shall timely pay all other Taxes imposed on the Company for the periods, or portions thereof, ending after [*].

(d) Contest Provisions.

(i) Buyer shall promptly, but in no event more than [*] days following Buyer’s receipt of notice, notify Seller in writing upon receipt by Buyer or any of its Affiliates of notice of any pending or threatened tax audits, assessments, disputes or proceedings (“Tax Proceedings”) that may affect the Tax liabilities of the Company for which Seller would be liable hereunder; provided, however, that failure to comply with this provision shall not affect Buyer’s rights hereunder, except to the extent that Seller is prejudiced by such failure.

(ii) Buyer shall take all reasonable steps necessary to conduct any Tax Proceedings relating to any claim relating to Taxes for which Seller may be liable hereunder diligently and in good faith, using commercially reasonable efforts to minimize Seller’s liability hereunder. Seller shall be entitled to participate in and control at its own expense the conduct or resolution of any Tax Proceedings relating to any claim relating to Taxes for which Seller may be liable hereunder. Neither Buyer nor the Company may agree to settle, compromise or offer to settle or compromise any Tax claim for which Seller may be liable hereunder without the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

(e) Information. Seller and Buyer agree to furnish, or cause to be furnished, to the other Party, promptly upon reasonable request therefor, information and assistance relating to the Company as Buyer or Seller, as the case may be, reasonably deems necessary in connection with the filing of any Tax Returns, the preparation for any audit by any taxing authority, the response to any inquiry by a taxing authority, the mailing or filing of any notice and the prosecution or defense of any Tax Proceedings or any other filing required to be made with any taxing authority or any other matter related to Taxes.

(f) Transfer Taxes. Any transfer, stamp, value-added, sales, use, excise, documentary or other similar Taxes and fees (collectively, “Transfer Taxes”), that are payable or that arise as a result of the consummation of the transactions contemplated hereby, and any recording or filing fees with respect thereto, shall be paid by Buyer. Buyer shall prepare and timely file all relevant Tax Returns required to be filed in respect of such Transfer Tax and pay the Transfer Tax shown on such Tax Return.

(g) Adjustment to Cash Purchase Price. To the extent allowed under applicable Law, any payment by Buyer or Seller under this Section shall be an adjustment to the Purchase Price.

(h) Survival of Obligations. The obligations of the Parties set forth in this Section shall remain in effect until the expiration of the applicable statute of limitations.

Section 5.6 Employee Matters. (a) Seller shall cooperate with Buyer in making any and all appropriate governmental filings, giving employee notices or taking any other actions reasonably necessary to maintain, amend, terminate and administer the Benefit Plans (other than Seller’s Plans) as of [*] or after [*], as Buyer deems fit, subject to the other provisions of this Section. Buyer shall pay all costs associated with such actions and shall reimburse Seller for any costs incurred by Seller in complying with its obligations under this Section.

(b) Nothing in this Section, express or implied, is intended to confer upon any Person other than Buyer, Seller, the Indemnified Parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 5.7 Intercompany Contracts and Accounts. Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, Seller shall take all actions necessary, prior to or concurrent with [*], (a) to terminate, wind up or otherwise settle as Seller deems fit all agreements between the Company, on the one hand, and Seller or any of its Affiliates (other than the Company), on the other hand (each, an “Intercompany Contract”), and (b) to cause the net amount of intercompany accounts between the Company, on the one hand, and the Seller or any of its Affiliates (other than the Company), on the other hand, to be satisfied in full by the Seller or by the Company, as the case may be.

Section 5.8 Further Assurances. (a) General. From time to time after [*], each Party shall, and shall cause its Affiliates to, promptly do and perform all such further acts and things and shall execute, acknowledge and deliver such other assurances, agreements, certificates, powers of attorney and other instruments and documents necessary, or that the other Party may reasonably request, in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

(b) Nonassignability of Excluded Assets. Notwithstanding anything to the contrary contained herein, to the extent that the sale, assignment, sublease, transfer, conveyance or delivery or attempted sale, assignment, sublease, transfer, conveyance or delivery by the Company to Seller of any asset that would be an Excluded Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable Law or would require any governmental or third party authorizations, approvals, consents or waivers, and such authorizations, approvals, consents or waivers shall not have been obtained prior to [*], [*] shall proceed without the sale, assignment, sublease, transfer, conveyance or delivery of such asset. Following [*], the Parties and their respective Affiliates shall use their commercially reasonable efforts, and cooperate with each other, to, at Seller’s option, (i) obtain promptly such authorizations, approvals, consents or waivers and (ii) terminate, wind up or mitigate the costs associated with such asset; provided, however, that none of Seller, Buyer or the Company shall be required to pay any consideration therefor, other than filing, recordation or similar fees, which shall be borne by Seller. If Seller elects to obtain such authorization, approval, consent or waiver pursuant to clause (i), (A) pending such authorization, approval, consent or waiver, the Parties and their respective Affiliates shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Seller the benefits of use of such asset (including preserving the confidentiality of any Confidential Information related thereto) and to Buyer the benefits that it would have obtained had such asset been conveyed by the Company to Seller prior to [*]; (B) once authorization, approval, consent or waiver for the sale, assignment, sublease, transfer, conveyance or delivery of any such asset is obtained, Buyer shall, or shall cause the Company to, sell, assign, sublease, transfer, convey or deliver such asset to Seller at no additional cost; and (C) to the extent that any such asset cannot be transferred or the full benefits of use of any such asset cannot be provided to Seller following [*] pursuant to this Section, then Buyer or the Company and Seller shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the Parties hereto the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such authorization, approval, consent or waiver and the performance by Buyer or the Company, as the case may be, of the obligations thereunder.

(c) Additional Assurances in Connection with the Transition of the Excluded Assets. The Parties acknowledge that it is in their mutual interests to effect the Closing as soon as practicable in accordance with Section 2.4. Buyer acknowledges that Seller intends to work diligently to cause the Company to transfer the Excluded Assets to Seller and/or its designee prior to [*] pursuant to Section 2.2; provided, however, that the Parties expect that all such asset transfers will not have been completed as of [*], and Buyer shall, and shall cause the

Company to, cooperate with Seller from and after [*] to ensure a timely, orderly and complete transition of the Excluded Assets from the Company to Seller and/or its designee in a manner that fully protects the confidential and proprietary nature of such Excluded Assets (including in respect of Buyer). Without limiting the generality of the foregoing, (i) to the extent that any Excluded Asset has not been transferred by the Company to Seller or its designee prior to [*], Buyer shall, or shall cause the Company to, promptly assign and transfer to Seller or its designee all right, title and interest in and to such asset and, to the extent such assignment and transfer would require any governmental or third party authorizations, approvals, consents or waivers, cooperate with Seller in the same manner as that set forth in Section 5.8(b), and (ii) Buyer shall cause the Company and its employees to provide to Seller and/or its designee such services as Seller may reasonably request, at Seller’s expense and direction, to complete the timely transition of the Excluded Assets from the Company to Seller and/or its designee, in a manner designed to protect and preserve the Seller Confidential Information (including in respect of Buyer), and to ensure Seller’s compliance with applicable Laws and existing third-party obligations in respect of the Excluded Assets, and on such other terms and conditions as the Parties may mutually agree.

(d) [*] and Support Services.

(i) In furtherance of Section 5.8(c), prior to [*] Seller may, and during a period of time after [*] not to exceed [*] (the “[*] Period”) at Seller’s request, Buyer shall, cause the Company to [*] for the [*] Period those Employees to be identified by Seller and reasonably agreed to by Buyer (the “[*] Employees”); provided, however, that (A) in no event shall the number of such [*] Employees in each area of expertise be less than is reasonably necessary to complete the timely transition of the Excluded Assets from the Company to Seller and/or its designee in compliance with applicable Laws and existing third-party obligations, and (B) such [*] Employees shall include those Employees who have been directly engaged in clinical development operations and clinical safety in respect of the Excluded Assets as of [*], including all [*] and Employees involved in [*]. Without limiting the foregoing, prior to [*] Seller may include in the [*] described herein at least the critical Employees whose names are set forth on Schedule 5.8(d) (the “Critical Employees”), and during the [*] Period at Seller’s request, Buyer shall cause the Company to use commercially reasonable efforts to ensure that the [*] Employees include at least the Critical Employees. Buyer shall, and shall cause the Company to, use commercially reasonable efforts to facilitate and obtain the relevant [*] in connection with the [*] described herein. Prior to [*] Seller may, and during the [*] Period at Seller’s request, Buyer shall, cause the Company to enter into such agreements or arrangements with its consultants and temporary contractors who are directly engaged in [*] in respect of the Excluded Assets as of [*], including at least the critical temporary contractors whose names are set forth on Schedule 5.8(d) (the “Service Providers”), to cause them to continue to provide such services [*] after [*] under [*]. Seller and/or its designee shall [*] Employees and the Service Providers, and shall be entitled to [*] Employees and the Service Providers such [*] as Seller and/or its designee may determine in its sole discretion. Notwithstanding anything to the contrary contained herein, Buyer shall cause the Company to provide that any Benefit Plan in which the [*] Employees are eligible to participate will take into account, for purposes of determining eligibility and benefits thereunder, the [*] with the Company, and otherwise to provide the [*] Employees with such compensation, benefit and other opportunities as to which the [*] Employees would [*] with the Company. During the [*] Period, Buyer shall not, and shall cause the Company not to, provide any [*] Employees or Service Providers, and shall use commercially reasonable efforts to [*] Employees and Services Providers.

(ii) During the [*] Period, at Seller’s request, Buyer shall cause the Company to (A) [*] Employees and Service Providers, [*] and information technology resources (collectively, the “Facility Resources”) to be agreed by the Parties, comprising (x) in respect of [*] Employees as of [*], and (y) such other additional Facility Resources as the Parties may agree in good faith are reasonably necessary to enable the [*] Employees and Service Providers to complete the timely transition of the Excluded Assets from the Company to Seller and/or its designee, in a manner designed to protect and preserve the Seller Confidential Information (including in respect of Buyer), and to ensure Seller’s compliance with applicable Laws and existing third-party obligations in respect of the Excluded Assets (the “Designated Facilities”), (B) permit [*] Employees and Service Providers, (C) provide to Seller and/or its designee such clinical data management services as shall be reasonably requested by Seller in support of the Excluded Assets and are not otherwise being provided by the [*] Employees and Service Providers, including [*] (the “Support Services”), and (D) provide to Seller and/or its designee such [*] as shall be reasonably requested by Seller to ensure drug supply for ongoing clinical studies in connection with the Excluded Assets (“Laboratory Access”). [*]

(e) Additional Agreements. To the extent that Seller requests that the rights and obligations of the Parties and/or the Company in connection with the transition of the Excluded Assets (including any [*] of the [*] Employees and arrangements in respect of the [*] Support Services and [*]) be described in further detail in additional written assurances, agreements and other instruments and documents, the Parties shall, and shall cause the Company to, cooperate and work diligently in good faith to negotiate and execute such assurances, agreements and other instruments and documents (including [*] agreements with the [*] Employees, transition services agreements and other similar agreements). Notwithstanding anything to the contrary contained herein, (i) at Seller’s request and to the extent practicable, the Parties shall work diligently and in good faith to enter into all or any such agreements prior to [*], and (ii) Seller, in consultation with Buyer, shall be entitled to cause the Company to enter into all or any such agreements prior to [*] and such agreements shall survive [*] and shall not be required to be terminated in accordance with Section 5.7.

(f) Specific performance. Buyer acknowledges and agrees that any breach of this Section 5.8 would give rise to irreparable harm for which monetary damages would not be an adequate remedy. Buyer accordingly agrees that, in addition to all other available remedies, Seller shall be entitled to enforce the terms of this Section by decree of specific performance without the necessity of proving the inadequacy of monetary damages as a remedy and to obtain injunctive relief against any breach or threatened breach of this Section.

Section 5.9 Confidentiality. (a) Except as otherwise agreed by Seller in writing (including pursuant to this Agreement or any other Ancillary Agreement), (i) promptly after [*], Buyer shall make a request to the Company to instruct its employees not to disclose to Buyer,

Buyer’s Representatives or any other third parties, or use for any purpose whatsoever (except as contemplated by Section 5.8), any information, knowledge or data required for, relating to, or used in connection with, the Excluded Assets or the Excluded Liabilities, including in connection with any services provided by the Company to Seller pursuant to Section 5.8(c)(ii), or which is known to the Company and its employees as a result of their affiliation or cooperation with Seller (the “Seller Confidential Information”); it being understood that, as soon as practicable after [*], Buyer shall use best efforts to enter into an agreement with the Company whereby the Company shall use its reasonable efforts to cause its employees not to disclose to Buyer, Buyer’s Representatives or any other third parties, or use for any purpose whatsoever (except as contemplated by Section 5.8), the Seller Confidential Information after the conclusion of such agreement between Buyer and the Company, and Buyer shall enforce such agreement and use reasonable efforts to mitigate any adverse consequences arising from the Company’s non-compliance therewith, (ii) Buyer shall not solicit or otherwise encourage the disclosure of Seller Confidential Information by the Company to Buyer or Buyer’s Representatives, (iii) if, despite having met its obligations to Seller in clauses (i) and (ii) above, Buyer receives Seller Confidential Information or Seller Confidential Information otherwise becomes known to Buyer, Buyer and Buyer’s Representatives shall return or, at Seller’s request, destroy such information, and (iv) Buyer and Buyer’s Representatives shall not, and Buyer shall obligate the Company pursuant to the agreement between Buyer and the Company referred to in clause (i) above not to, use such information for any purpose whatsoever (other than, with respect to the Company, as contemplated by Section 5.8) or disclose it to any third party. Buyer shall not, and shall cause the Company not to, authorize any use (except as contemplated by Section 5.8) or disclosure to third parties of Seller Confidential Information. If Buyer becomes aware of any violation of the provisions of this Section 5.9, Buyer shall promptly notify Seller and shall take all reasonable steps necessary to cease and cure such violation to Seller’s satisfaction. Before [*], Seller shall use best efforts to enter into an agreement with the Company whereby the Company shall cause its employees not to disclose to Buyer, Buyer’s Representatives or any other third parties, or use for any purpose whatsoever (except as contemplated by Section 5.8), the Seller Confidential Information prior to, on or after [*] (which agreement shall not be required to be terminated in accordance with Section 5.7). If Seller so requests at any time, Buyer shall request the Company and its employees to promptly return to Seller or, upon notice from Seller, promptly destroy all copies of Seller Confidential Information and all copies, notes, extracts or other derivative works based thereon. Buyer shall request the Company to certify any such destruction of Seller Confidential Information in writing and provide such certification to Seller within 10 days following Seller’s request for such destruction.

(b) Buyer and Seller acknowledge that the confidentiality obligations set forth herein shall not extend to information, knowledge and data to the extent that it can be established by Buyer by written documentation that such information (i) was already known to Buyer, other than under an obligation of confidentiality (except to the extent such obligation was to a third party other than Seller or any of its Affiliates and has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), at the time of disclosure, (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to Buyer, (iii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of Buyer in breach of this Agreement, (iv) was independently developed without use of or reference to Confidential Information by Buyer as demonstrated by documented evidence prepared contemporaneously with such independent development, or (v) was disclosed to Buyer, other than under an obligation of confidentiality (except to the extent such obligation was to a third party other than Seller or any of its Affiliates and has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), by a third party who had no obligation to Seller or any of its Affiliates not to disclose such information to others.

(c) The confidentiality obligations in this Section shall survive [*] for a period of [*] years. In the event of a breach of the obligations under this Section by Buyer, Seller, in addition to all other available remedies, shall be entitled to injunctive relief to enforce the provisions of this Section in any court of competent jurisdiction.

Section 5.10 Public Disclosure. Neither Party shall disclose the terms and conditions of this Agreement to any other Person, except to such Party’s Representatives subject to confidentiality obligations as restrictive as those contained herein and as may be required by applicable Law. Notwithstanding the foregoing, with respect to complying with the disclosure requirements of any Government Entity in connection with any required filing of this Agreement, the Parties shall consult with one another concerning which terms of this Agreement shall be requested to be redacted in any public disclosure of the Agreement, and in any event each Party shall, at the request of the other Party, seek reasonable confidential treatment for any public disclosure by any such Government Entity. Notwithstanding the foregoing, the Parties have agreed upon and shall release a mutual press release to announce the execution of this Agreement in the form attached hereto as Exhibit 5.10 for use in responding to inquiries about this Agreement. Thereafter, Seller and Buyer may each disclose the information contained in such press release without the need for further approval by the other Party. Each Party shall have the right to issue additional press releases with the prior written consent of the other Party or as required to comply with any applicable Law or by the rules of any stock exchange or automated quotation system (in the case of such required disclosure, by providing [*] notice to the other Party and reasonably considering comments provided by such other Party within [*] after such notice).

Section 5.11 Name Change. Within [*] following [*], Buyer shall cause the name of the Company to be changed from Amgen Kabushiki Kaisha to a name selected by Buyer and complete the filing required to reflect such name change in the corporate registration of the Company. With respect to any signs, business cards, stationery or similar materials carrying a Trademark or embodying a Copyright of Seller, Buyer shall, and shall cause the Company to, promptly return to Seller or, upon notice from Seller, destroy all such materials.

Section 5.12 Payment of Certain Liabilities. Notwithstanding anything to the contrary contained herein, Buyer shall cause the Company to timely pay, perform or otherwise satisfy the liabilities reflected on the Closing Date Balance Sheet, including the compensation and other benefits set forth on Schedule 5.2 of the Seller Disclosure Schedule.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to the Obligations of Buyer and Seller. The obligations of the Parties to effect the Closing are subject to the satisfaction (or waiver, to the extent permissible under applicable Law) prior to the Closing of the following conditions:

(a) No Prohibition. No Law shall be in effect prohibiting the sale and purchase of the Transferred Shares.

Section 6.2 Conditions to the Obligations of Buyer. The obligation of Buyer to effect the Closing is subject to the satisfaction (or waiver by Buyer) prior to [*] of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement (considered without regard to any reference to materiality qualifiers such as “material” and “Material Adverse Effect” set forth therein) shall be true and correct as of [*] and as of [*] as if made on and as of [*] (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date), except where the failure of such representations and warranties to be so true and correct has not had and is not reasonably likely to have, individually or in the aggregate with any other failures of such representations and warranties to be true and correct, a Material Adverse Effect.

(b) Covenants. Each of the covenants and agreements of Seller to be performed on or prior to [*] shall have been duly performed, except where the failure to perform such covenants and agreements has not had and is not reasonably likely to have, individually or in the aggregate with any other failures to perform such covenants and agreements, a Material Adverse Effect.

(c) Ancillary Agreements. Each of the License Agreements and the Supply Agreement shall have become effective in accordance with its terms and shall be in full force and effect.

(d) Certificate. Buyer shall have received a certificate, signed by a duly authorized officer of Seller and dated [*], to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

Section 6.3 Conditions to the Obligations of Seller. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller) prior to the Closing of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement that is qualified by a materiality standard shall be true and correct as of [*] and as of [*] as if made on and as of [*] (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date) and each of the representations and warranties of Buyer contained in this Agreement that is not qualified by a materiality standard shall be true and correct in all material respects as of [*]

and as of [*] as if made on and as of [*] (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date).

(b) Covenants. Each of the covenants and agreements of Buyer to be performed on or prior to [*] shall have been duly performed in all material respects.

(c) Ancillary Agreements. Each of the License Agreements and the Supply Agreement shall have become effective in accordance with its terms and shall be in full force and effect.

(d) Certificate. Seller shall have received a certificate, signed by a duly authorized officer of Buyer and dated [*], to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

ARTICLE VII

SURVIVAL; INDEMNIFICATION; REMEDIES

Section 7.1 Survival. (a) The representations and warranties of Seller and Buyer contained in this Agreement shall survive [*] for the period set forth in this Section. All representations and warranties contained in this Agreement and all claims with respect thereto shall terminate upon the expiration of [*] after [*], except that the representations and warranties contained in Sections 3.1, 3.2, 3.5, 3.6, 4.1, 4.2 and 4.5 shall survive forever; it being understood that, in the event that notice of any claim for indemnification under Section 7.2(a) or 7.3 has been given (within the meaning of Section 9.1) within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until the time of Final Determination of such claim.

(b) All covenants and agreements of Seller and Buyer contained in this Agreement shall survive [*] (and shall not be merged into any transfer or closing instruments or documents) for a period of [*] after [*], except that the covenants and agreements contained in Sections 5.1(b), 5.5, 5.8, 5.9 and 5.10 shall survive in accordance with their respective terms; it being understood that, in the event that notice of any claim for indemnification under Section 7.2(a) or 7.3 has been given (within the meaning of Section 9.1) within the applicable survival period, the covenants and agreements that are the subject of such indemnification claim shall survive with respect to such claim until the time of Final Determination of such claim.

Section 7.2 Indemnification by Seller. (a) Seller hereby agrees that, from and after [*], it shall indemnify, defend and hold harmless Buyer and its directors, officers and employees (other than the Employees), each in their capacity as such (the “Buyer Indemnified Parties” and, collectively with the Seller Indemnified Parties, the “Indemnified Parties”), from, against and in respect of any damages, losses, payments, liabilities, charges, claims, demands, actions, suits, proceedings, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, and costs and expenses (including reasonable accountants’ and attorneys’ fees, and reasonable out-of-pocket disbursements) (collectively, “Losses”) imposed on, sustained, incurred or suffered by, any of the Buyer Indemnified Parties, whether in respect of third-party claims, claims between the Parties, or otherwise, directly or indirectly relating to, arising out of or resulting from (i) subject to Section 7.2(b), any breach of any representation or warranty made by Seller contained in this Agreement for the period such representation or warranty survives, (ii) any breach of any covenant or agreement of Seller contained in this Agreement for the period such covenant or agreement survives, and (iii) any of the Excluded Liabilities.

(b) Seller shall not be liable to the Buyer Indemnified Parties for any individual Loss with respect to the matters contained in Section 7.2(a)(i) unless (i) such individual Loss exceeds the Individual Loss Limit and (ii) the aggregate amount of all such individual Losses in excess of the Individual Loss Limit exceeds the Aggregate Loss Limit, and then only for such Losses in excess of the Aggregate Loss Limit up to an aggregate amount equal to [*]% of the Purchase Price.

Section 7.3 Indemnification by Buyer. Buyer hereby agrees that, from and after [*], it shall indemnify, defend and hold harmless Seller and its directors, officers and employees, each in their capacity as such (the “Seller Indemnified Parties”), from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, any of the Seller Indemnified Parties, whether in respect of third-party claims, claims between the Parties, or otherwise, directly or indirectly relating to, arising out of or resulting from (a) any breach of any representation or warranty made by Buyer contained in this Agreement for the period such representation or warranty survives, (b) any breach of a covenant or agreement of Buyer contained in this Agreement for the period such covenant or agreement survives, and (c) the Business, the assets of the Company or the Employees to the extent attributable to the operation or ownership of the Business or the assets of the Company, or the employment of the Employees, following [*] (including liabilities relating to (A) investigation, removal, remediation, containment, cleanup or abatement of the presence, release or threatened release of any Hazardous Substance, whether on-site or off-site, and (B) any claim by any third party, including tort suits for personal or bodily injury, property damage or injunctive relief relating to the presence of, or exposure to, any Hazardous Substance), but excluding the Excluded Liabilities.

Section 7.4 Indemnification Procedures.

(a) In the event that any written claim or demand for which Seller or Buyer, as the case may be, each in its capacity as an indemnifying party (an “Indemnifying Party”), may have liability to any Indemnified Party under this Article, other than those relating to Taxes (which are the subject of Section 5.5), is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third-Party Claim”), such Indemnified Party shall promptly, but in no event more than [*] days following such Indemnified Party’s receipt of a Third-Party Claim, notify the Indemnifying Party of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third-Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure to timely give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third-Party Claim. The Indemnifying Party shall have [*] days (or such lesser number of days set forth in the Claim

Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third-Party Claim.

(b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third-Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense. Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnified Party shall have the right (but not the obligation) to participate in any such defense and to employ separate counsel of its choosing. Any participation by the Indemnified Party in accordance with the preceding sentence shall be at the Indemnified Party’s sole expense unless (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (ii) the Indemnified Party assumes the defense of a Third-Party Claim after the Indemnifying Party has failed to diligently pursue a Third-Party Claim it has assumed, as expressly provided in the first sentence of Section 7.4(c). The Indemnifying Party shall not settle a Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).

(c) If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third-Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, or (ii) after assuming the defense of a Third-Party Claim, fails to take reasonable steps necessary to defend diligently such Third-Party Claim within [*] days after receiving notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right (but not the obligation) to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim. The Indemnified Party shall not settle a Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(d) Except to the extent of any actual or potential differing interests between the Indemnified Party and the Indemnifying Party referred to in Section 7.4(b)(i), the Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing reasonable access to each other’s relevant business records and other documents and employees.

(e) The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 7.5 Direct Claims. If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third-Party Claim (a “Direct

Claim”), other than those relating to Taxes (which are the subject of Section 5.5), the Indemnified Party shall notify the Indemnifying Party of such Direct Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Direct Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto. The Indemnifying Party shall have a period of [*] days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such [*]-day period, the Indemnifying Party shall be deemed to have accepted the Direct Claim. If the Indemnifying Party rejects all or any part of the Direct Claim, the Indemnified Person shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.

Section 7.6 Consequential Damages. Notwithstanding anything to the contrary contained herein, no Person shall be liable under this Article for any consequential, punitive, special, incidental or indirect damages, including lost profits.

Section 7.7 Adjustments to Losses. (a) Insurance. In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, in each case relating to a claim for indemnification hereunder, net of any actual costs, expenses or insurance premiums incurred in connection with securing or obtaining such proceeds, shall be deducted, except to the extent that the adjustment itself would excuse, exclude or limit the coverage of all or part of such Loss. In the event that an Indemnified Party has any rights against a third party with respect to any occurrence, claim or loss that results in a payment by an Indemnifying Party under this Article, such Indemnifying Party shall be subrogated to such rights to the extent of such payment; provided, however, that, until the Indemnified Party recovers full payment of the Loss related to such occurrence, claim or loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment are hereby expressly made subordinate and subject in right of payment to the Indemnified Party’s rights against such third party. Without limiting the generality or effect of any other provision hereof, each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.

(b) Taxes. In calculating the amount of any Loss, there shall be deducted an amount equal to any net Tax benefit actually realized (including the utilization of a Tax loss or Tax credit carried forward) as a result of such Loss by the party claiming such Loss.

(c) Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article, the Indemnified Party shall promptly remit to the Indemnifying Party the excess, if any, of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of such Loss; it being understood that in no event shall the Indemnified Party be required to remit to the Indemnifying Party any amount in excess of the amount paid by the Indemnifying Party hereunder in respect of such Loss.

Section 7.8 Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Article, by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than three days following any Final Determination of such Loss and the Indemnifying Party’s liability therefor.

Section 7.9 Characterization of Indemnification Payments. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 7.2 or 7.3 shall be treated as adjustments to the Purchase Price for Tax purposes.

Section 7.10 Mitigation. Each Indemnified Party shall use its commercially reasonable efforts to mitigate any indemnifiable Loss. In the event an Indemnified Party fails to so mitigate an indemnifiable Loss, the Indemnifying Party shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Person made such efforts.

Section 7.11 Exclusive Remedies. The remedies expressly provided in this Agreement shall constitute the sole and exclusive basis for and means of recourse between the Parties or their respective Indemnified Parties with respect to the subject matter hereof, except to the extent any Loss arises out of or results from the intentional misrepresentation or willful misconduct of either Party.

Section 7.12 No Set-Off. Neither Seller nor Buyer shall have the right to deduct from amounts otherwise payable hereunder any amounts payable to such Party by the other Party or its Affiliates.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to [*]:

(a) by written agreement of Buyer and Seller; or

(b) by either Buyer or Seller, by giving notice of such termination to the other Party, if [*] shall not have occurred on or prior to [*], so long as the terminating Party is not in material breach of its obligations under this Agreement.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement shall thereafter become void and have no effect, and no Party shall have any liability to the other Party or its Affiliates, or their respective directors, officers or employees, except for the obligations of the Parties contained in this Section and in Sections 5.9, 5.10, 9.1, 9.5, 9.7, 9.8, 9.9, 9.10, 9.11, 9.14 and 9.15 (and any related definitional provisions set forth in Article I), and except that nothing in this Section shall relieve either Party from liability for any breach of this Agreement that arose prior to such termination, for which liability the provisions of Article VII shall remain in effect in accordance with the provisions and limitations of such Article.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices. Any notice required or permitted to be given by this Agreement shall be in writing, in English, and shall be delivered by hand or overnight courier with tracking capabilities or mailed postage prepaid by registered or certified mail addressed as set forth below, unless changed by notice so given:

If to Seller:

Amgen Inc.

One Amgen Center Drive,

Thousand Oaks, CA 91320

USA

Attention: General Counsel

Telephone: +1-805-447-1000

Facsimile: +[*]

With a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

USA

Attention: Francis J. Aquila, Esq.

Telephone: +1 212 558 4048

Facsimile: +[*]

If to Buyer:

Takeda Pharmaceutical Company Limited

1-1, Doshomachi, 4-chome

Chuo-ku, Osaka, 540-8645

Japan

Attention: Hiroshi Shinha

Telephone: [*]

Facsimile: +[*]

Any such notice shall be deemed given on the date delivered. A Party may add, delete (so long as at least one person or address is remaining) or change the person or address to which notices should be sent at any time upon written notice delivered to the other Party in accordance with this Section.

Section 9.2 Waivers and Modifications. The failure of either Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any other occasion. No waiver, modification, release or amendment of any right or obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by both Parties.

Section 9.3 Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred (whether by operation of Law, general succession or otherwise) by either Party without the prior written consent of the other Party, except as expressly provided in Section 9.6. Any assignment not in accordance with this Agreement shall be void. Subject to the foregoing, the rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.

Section 9.4 Third-Party Beneficiaries. Except as expressly provided with respect to the Indemnified Parties in Article VII, there are no third-party beneficiaries intended hereunder and no Person (other than Seller and Buyer) shall have any right or obligation hereunder.

Section 9.5 Entire Agreement. This Agreement, including its Exhibits and Schedules, together with the Ancillary Agreements, constitutes the entire agreement between the Parties as to the subject matter of this Agreement, and supersedes and merges all prior negotiations, representations, agreements and understandings regarding the same, except for the Confidentiality Agreement, which shall remain in full force and effect until [*] (it being understood that the obligations therein shall survive the termination of the Confidentiality Agreement in accordance with their respective terms).

Section 9.6 Affiliates. Seller shall have the right to exercise its rights and perform its obligations hereunder through its Affiliates; provided, however, that Seller shall be responsible for such Affiliates’ performance hereunder.

Section 9.7 Expenses. Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, whether or not the transactions contemplated hereby or thereby are consummated, all costs and expenses incurred in connection with this Agreement or any Ancillary Agreement and the transactions contemplated hereby or thereby shall be borne by the Party incurring such costs and expenses.

Section 9.8 Choice of Law. This Agreement shall be governed by, and enforced and construed in accordance with, the Laws of the State of New York without regard to its conflicts of law provisions.

Section 9.9 Jurisdiction and Venue. Each Party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in New York City (the “Chosen Courts”) for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement or out of the transactions contemplated hereby. Each Party agrees that service of any process, summons, notice or document by personal delivery, by registered mail, or by a recognized international express delivery service to such Party’s respective address set forth in Section 9.1 (as such address may be changed by notice delivered pursuant to such Section) shall be effective service of process for any action, suit or proceeding in the applicable Chosen Court with respect to any matters to which it has submitted to jurisdiction in this Section. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the applicable Chosen Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Any action brought arising out of or relating to this Agreement or out of the transactions contemplated hereby shall be conducted in English. Notwithstanding the foregoing, either Party shall have the right to seek exigent, injunctive or temporary relief in any court of competent jurisdiction.

Section 9.10 Waiver of Jury Trial. Each Party irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 9.11 Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Signature pages of this Agreement may be exchanged by facsimile or other electronic means without affecting the validity thereof.

Section 9.12 Construction. (a) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.

(b) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(c) The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(d) The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(e) The Parties each acknowledge that they have had the advice of counsel with respect to this Agreement, that this Agreement has been jointly drafted and that no rule of strict construction shall be applied in the interpretation hereof.

(f) Unless the context requires otherwise:

(i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein),

(ii) any reference to any Laws herein shall be construed as referring to such Laws as from time to time enacted, repealed or amended,

(iii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns,

(iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and

(v) all references herein to Articles, Sections, Exhibits or Schedules, unless otherwise expressly provided, shall be construed to refer to Articles, Sections, Exhibits or Schedules of this Agreement.

(g) This Agreement has been executed in English, and the English version of this Agreement shall control.

Section 9.13 Headings. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

Section 9.14 Schedules. The disclosure of any matter in any Schedule to this Agreement shall be deemed to be a disclosure for all purposes of this Agreement to which such matter could reasonably be expected to be pertinent, but shall not be deemed to constitute an admission by Seller or Buyer or to otherwise imply that any such matter is material for the purposes of this Agreement.

Section 9.15 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall negotiate in good faith to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized. The invalidity or unenforceability of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(Signature page follows)

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

AMGEN INC.

By:	/s/ Kevin W. Sharer
Name:	Kevin W. Sharer
Title:	Chairman of the Board, CEO and President

TAKEDA PHARMACEUTICAL COMPANY LIMITED

By:	/s/ Yasuchika Hasegawa
Name:	Yasuchika Hasegawa
Title:	President